Exhibit 99.1

Investar Holding Corporation Announces Share Repurchase Program

Baton Rouge, Louisiana, February 19, 2015—Investar Holding Corporation (the “Company”) (NASDAQ:ISTR), the holding company for Investar Bank, today announced that the Board of Directors has authorized the repurchase of up to 250,000 shares of its common stock, which represents approximately 3.5% of the Company’s outstanding stock. The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at the Company’s discretion.

Commenting on the announcement, John D’Angelo, President and CEO, said, “As we continue to execute our growth strategy, we believe the adoption of a stock repurchase program provides us with an additional tool with which to enhance stockholder value. We plan to implement the program at such time and price as repurchases are considered beneficial to the Company and its stockholders.”

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws restrictions including but not limited to compliance with blackout periods, regulatory requirements, potential alternative uses for capital, and market and economic conditions. Repurchased shares will become treasury shares and may be reissued in connection with the Company’s stock option plans, other compensation programs, other transactions, or for other corporate purposes as deemed necessary. The repurchase program does not obligate the Company to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated.